Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Global Technology Acquisition Corp. I
(Exact Name of Registrant as Specified in its Memorandum of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share	457(c) and 457(f)(1)	42,900,000	$11.19	(1)	$480,051,000.00	0.00014760	$70,855.53	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–		–	–	–	–	–	–	–
	Total Offering Amounts						$480,051,000.00		$70,855.53
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$70,855.53

(1) Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per GTAC Class A Ordinary Share is $11.19 (the average of the high and low prices of GTAC Class A Ordinary Shares as reported on Nasdaq on May 17, 2024).